Exhibit 10.1
Execution Version
SALE AND PURCHASE AGREEMENT
by and between
PNM RESOURCES, INC.
and
CASCADE INVESTMENT, L.L.C.
Dated as of September 23, 2011

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TABLE OF CONTENTS
(continued)

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SALE AND PURCHASE AGREEMENT
This SALE AND PURCHASE AGREEMENT (this “Agreement”), dated as of this 23rd day of September, 2011, is made and entered into by and between PNM Resources, Inc., a New Mexico corporation (“Buyer”), and Cascade Investment, L.L.C., a Washington limited liability company (“Seller”). Buyer and Seller are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”
WHEREAS, Seller owns 477,800 shares of Buyer’s Convertible Preferred Stock, Series A (the “Preferred Stock”), which are convertible, subject to certain conditions, into an aggregate of 4,778,000 shares of Buyer’s common stock, no par value (“Common Stock”);
WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, on the terms and subject to the conditions set forth in this Agreement, all rights, title, claims and interests of the Seller in or relating to the Preferred Stock;
WHEREAS, certain defined terms used in this Agreement shall have the meanings specified in Section 8.01 or elsewhere in this Agreement;
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements set forth in this Agreement, the Parties hereby agree as follows:
ARTICLE I
SALE AND TRANSFER
Section 1.01. Sale and Transfer. On the terms set forth in this Agreement, Seller shall, on the Closing Date, sell, transfer and assign to Buyer, free and clear of all Liens, and Buyer shall purchase and acquire from Seller, the Preferred Stock, for the Purchase Price specified in Section 2.02.
ARTICLE II
PURCHASE PRICE
Section 2.01. Purchase and Sale. Subject to the terms set forth in this Agreement, in consideration for the sale and transfer by Seller of the Preferred Stock to Buyer, Buyer shall pay Seller the Purchase Price as defined in Section 2.02.
Section 2.02. Purchase Price. The amount to be paid for each share of Preferred Stock (the “Purchase Price”) shall be the amount equal to the product of (a) 10, (b) 0.98 and (c) the arithmetic mean of the Volume Weighted Average Price per Common Share for each Trading Day in the period of 10 Trading Days beginning on and including the fourth Trading Day prior to the Announcement Date and ending on and including the fifth Trading Day following the Announcement Date (the “Observation Period”). Such Purchase Price shall be payable in accordance with Section 3.01.

“Volume Weighted Average Price per Common Share” means, on any Trading Day, the per share volume-weighted average price of Common Stock, rounded to four decimals, as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by Seller) page PNM_equity_VWAP (or the equivalent successor if such page is not available), in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day or, if such price is not so reported, the volume weighted average price per share of Common Stock as determined in good faith by the Seller and notified to the Buyer; and
“Trading Day” means a day on which the New York Stock Exchange is open for trading for its regular session.
Section 2.03. Notification of Purchase Price. At or before 5:00 p.m., Seattle time, on the last day of the Observation Period, Seller shall provide Buyer with written notice of the Purchase Price and the manner in which it is calculated, including the Volume Weighted Average Price per Common Share for each day in the Observation Period. The Purchase Price contained in such notice shall be deemed final and agreed unless objected to in writing by Buyer prior to 9:00 a.m., Seattle time, on the first Trading Day following the last day of the Observation Period.
ARTICLE III
CLOSING
Section 3.01. Closing Date. The consummation of the purchase and sale of the Preferred Stock (the “Closing”) shall take place on the third Trading Day following the last day of the Observation Period (the “Closing Date”) at a time and location to be agreed between the Parties.
Section 3.02. Closing. At the Closing, the following shall occur:
(a) Seller shall deliver to Buyer, against payment by the Buyer of the aggregate Purchase Price for all of the Preferred Stock, certificates for all of the Preferred Stock duly endorsed or accompanied by stock powers duly endorsed in blank.
(b) Buyer shall pay the aggregate Purchase Price for all of the Preferred Stock to Seller by wire transfer of immediately available funds to the account of the Seller specified in writing from the Seller to the Buyer no later than 2 Trading Days before the Closing Date.
(c) Each of Seller and Buyer shall execute and deliver all other documents that are reasonably necessary to transfer ownership of the Preferred Stock to the Buyer and/or to consummate the transactions provided for herein.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:
Section 4.01. Organization, Qualification and Power and Authority. Seller is duly formed, validly existing and in good standing under the laws of the State of Washington and has all requisite power and authority to carry on its business as is now being conducted by it.
Section 4.02. Authority; Enforceability. Seller has the right, legal capacity and requisite power and authority to enter into, execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Seller, and the consummation of the transactions provided for herein, have been duly and validly authorized by all necessary action on the part of Seller. This Agreement constitutes the valid and legally binding obligations of Seller, enforceable against Seller in accordance with their terms.
Section 4.03. Noncontravention. Neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the transactions provided for herein, (a) will constitute a violation of, or be in conflict with the organizational documents of Seller, (b) will constitute a violation of, or be in conflict with, any Law applicable to Seller or (c) will conflict with or constitute a breach of, or default under, or require the consent of any other party to, any agreement instrument or obligation to which the Seller is a party or by which it may be bound or to which its properties are subject.
Section 4.04. Required Governmental Consents and Approvals. No notice to, consent, approval, order, declaration or authorization of, or filing with, any Government Entity is required to be obtained or made by Seller in relation to the transactions provided for herein except for any amendment to its Schedule 13G on file with the Securities and Exchange Commission that may be required following the Closing.
Section 4.05. The Preferred Stock. Seller is the sole legal and beneficial owner of the Preferred Stock and owns and has good title to all of the Preferred Stock, free and clear of all Liens. Seller has full power and authority to sell and transfer the Preferred Stock as herein provided. At Closing, upon the transfer of the Preferred Stock contemplated herein, Buyer shall acquire good title to all the Preferred Stock, free and clear of any Liens.
Section 4.06. Litigation. There are no actions, suits or proceedings pending against Seller before any court, commission, arbitration tribunal, or judicial, governmental or administrative department, body, agency, administrator or official, grand jury, or any other forum for the resolution of grievances, or, to the knowledge of Seller, threatened against Seller with respect to the transactions contemplated hereby that would have a material effect on Seller’s ability to complete the transactions provided for herein or to comply with its obligations hereunder.

Section 4.07. Brokers’ Fees. Neither Seller nor any of its Affiliates have employed any broker, finder or agent who would be entitled to any fee or commission in connection with the transactions contemplated hereby for which Buyer or any of its Affiliates is or would be liable.
Section 4.08. No Additional Representations. Seller has received all information that it considers necessary or appropriate for deciding whether to dispose of the Preferred Stock. Seller has had an opportunity to ask questions and receive answers from the Buyer regarding the terms and conditions of Buyer’s purchase of the Preferred Stock and the business and financial condition of Buyer and to obtain information necessary to verify the accuracy of any information furnished to it or to which it had access. Neither Buyer nor any of its representatives is making any representations or warranties to Seller, and Seller is not relying on any statements, whether oral or written, which may have been made at any time by the Buyer or any of its representatives, except as expressly set forth in Article V of this Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:
Section 5.01. Organization, Qualification and Power and Authority. Buyer is duly formed, validly existing and in good standing under the laws of the State of New Mexico and has all requisite power and authority to carry on its business as is now being conducted by it.
Section 5.02. Authority; Enforceability. Buyer has the right, legal capacity and requisite power and authority to enter into, execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Buyer, and the consummation of the transactions provided for herein, have been duly and validly authorized by the Board of Directors of the Buyer and all other necessary action on the part of Buyer. This Agreement constitutes the valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their terms.
Section 5.03. Noncontravention. Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions provided for herein, (a) will constitute a violation of, or be in conflict with the organizational documents of Buyer, (b) will constitute a violation of, or be in conflict with, any Law applicable to Buyer (including, without limitation, the corporation law of the State of New Mexico) or (c) will conflict with or constitute a breach of, or default under, or require the consent of any other party to, any agreement, instrument or obligation to which the Buyer is a party or by which it may be bound or to which its properties are subject.
Section 5.04. Required Governmental Consents and Approvals. No notice to, consent, approval, order, declaration or authorization of, or filing with, any Government Entity is required to be obtained or made by Buyer in relation to the transactions provided for herein.
Section 5.05. Litigation. There are no actions, suits or proceedings pending against Buyer before any court, commission, arbitration tribunal, or judicial, governmental or administrative department, body, agency, administrator or official, grand jury, or any other forum for the resolution of grievances, or, to the knowledge of Buyer, threatened against Buyer with respect to the transactions contemplated hereby that would have a material effect on Buyer’s ability to complete the transactions provided for herein or to comply with its obligations hereunder.
Section 5.06. Solvency. Both (a) immediately prior to the Closing, and (b) immediately following the Closing and after giving effect to all of the transactions contemplated by this Agreement, including the payment of the Purchase Price and the effect of any borrowings incurred by the Buyer to finance the Purchase Price, the Buyer will be Solvent. The Board of Directors of the Buyer has determined the Buyer will be in compliance with Section 53-11-44 of the New Mexico Statutes Annotated immediately following the Closing.
Section 5.07. Brokers’ Fees. Neither Buyer nor any of its Affiliates have employed any broker, finder or agent who would be entitled to any fee or commission in connection with the transactions provided for herein for which Seller or any of its Affiliates is or would be liable.
Section 5.08. Disclosure. Following the filing by Buyer on the Announcement Date of the current report on 8-K in the form previously reviewed by the Seller (other than any required pro forma financial information relating to the transactions publicly announced by the Buyer on the Announcement Date, which will be filed by the Buyer in a current report on Form 8-K/A), Buyer’s reports required to be filed by the Buyer with the SEC will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which such statements were made, not misleading.
Section 5.09. No Additional Representations. Neither Seller nor any of its representatives is making any representations or warranties to Buyer, and Buyer is not relying on any statements, whether oral or written, which may have been made at any time by the Seller or any of its representatives, except as expressly set forth in Article IV of this Agreement.
ARTICLE VI
COVENANTS
Section 6.01. Preparation of Supporting Documents. In addition to such actions as the Parties may otherwise be required to take under this Agreement or applicable Law to consummate this Agreement and the transactions provided for herein, each Party shall furnish such information, and prepare, or cooperate in preparing, and shall execute and deliver, such certificates, agreements and other instruments as the other Party may reasonably request from time to time at or after the Closing in order to give effect to the transactions provided for herein.
ARTICLE VII
CONDITIONS PRECEDENT; TERMINATION
Section 7.01. Conditions Precedent to the Obligations of the Buyer. The obligations of the Buyer are subject to the satisfaction of the following conditions precedent:

(a) The representations and warranties of the Seller contained herein shall be true and correct as of the Closing Date.
(b) The Seller shall have complied with all of the covenants and agreements contained herein to be performed by the Seller prior to the Closing Date.
Section 7.02. Conditions Precedent to the Obligations of the Seller. The obligations of the Seller are subject to the satisfaction of the following conditions precedent:
(a) The representations and warranties of the Buyer contained herein shall be true and correct as of the Closing Date.
(b) The Buyer shall have complied with all of the covenants and agreements contained herein to be performed by the Buyer prior to the Closing Date.
Section 7.03. Termination by Seller. The Seller shall have the right to terminate this Agreement in its sole discretion, by written notice to the Buyer, at any time from the date of this Agreement until 11:00 a.m., Seattle time, on the first Trading Day following the last day of the Observation Period, if the Volume Weighted Average Price per Common Share for any Trading Day beginning on the Announcement Date and ending on the last day of the Observation Period is less than $11.8923 (such amount being equal to 80% of the Volume Weighted Average Price per Common Share for the Trading Day immediately preceding the first day of the Observation Period). Upon the giving of such notice, the obligations of both Parties hereunder shall terminate without liability to either Party.
Section 7.04. Termination by Buyer. The Buyer shall have the right to terminate this Agreement in its sole discretion, by written notice to the Seller, at any time from the date of this Agreement until 11:00 a.m., Seattle time, on the first Trading Day following the last day of the Observation Period, if the Volume Weighted Average Price per Common Share for any Trading Day beginning on the Announcement Date and ending on the last day of the Observation Period is greater than $17.8385 (such amount being equal to 120% of the Volume Weighted Average Price per Common Share for the Trading Day immediately preceding the first day of the Observation Period). Upon the giving of such notice, the obligations of both Parties hereunder shall terminate without liability to either Party.
ARTICLE VIII
DEFINITIONS
Section 8.01. Definitions. Defined terms used in this Agreement shall have the meanings specified in this Section 8.01 or elsewhere in this Agreement.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person, whether by means of ownership, contract or otherwise.
“Agreement” has the meaning set forth in the Preamble hereto.

“Announcement Date” means the date on which the Buyer publicly announces (a) Buyer’s sale or other disposition of FCP Enterprises, Inc. or substantially all of its assets, (b) an agreement between Buyer and Seller (or their respective Affiliates) concerning the restructuring of Optim Energy, LLC and (c) the transactions contemplated by this Agreement.
“Buyer” has the meaning set forth in the Preamble hereto.
“Closing” has the meaning set forth in Section 3.01.
“Closing Date” has the meaning set forth in Section 3.01.
“Common Stock” has the meaning set forth in the Preamble hereto.
“Government Entity” means: (a) any nation, state, county, city, town, village, district or other jurisdiction; (b) any federal, state, local, municipal, foreign or other government; (c) any federal, state, local or foreign governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court or other tribunal); (d) any body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, including any court or arbitrator or (e) any official of any of the foregoing.
“Law” means any law, statute, rule, code, executive order, ordinance, regulation, requirement, ruling or judgment of any Government Entity or any order, writ, injunction or decree, whether preliminary or final, entered by any Government Entity.
“Lien” means any mortgage, deed of trust, lien, pledge, charge, security interest, easement, restriction, assessment, lease, option, restriction, other encumbrance of any kind.
“Observation Period” has the meaning set forth in Section 2.02.
“Party” or “Parties” has the meaning set forth in the Preamble hereto.
“Person” means any natural person, corporation, partnership, limited liability company, association, trust, Government Entity, syndicate, affiliated group or other entity or organization (incorporated or unincorporated).
“Preferred Stock” has the meaning set forth in the Preamble hereto.
“Purchase Price” has the meaning set forth in Section 2.02.
“Seller” has the meaning set forth in the Preamble hereto.
“Solvent” means, with respect to any Person, that as of any date of determination, both (a)(i) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (ii) such Person’s capital is not unreasonably small in relation to its business as contemplated on such date; and (iii) such Person has not incurred and does not intend to incur, or believe (or reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise);

and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Trading Day” has the meaning set forth in Section 2.02.
“Volume Weighted Average Price per Common Share” has the meaning set forth in Section 2.02.
ARTICLE IX
MISCELLANEOUS
Section 9.01. Survival. The representations and warranties of the Parties contained in this Agreement shall survive the Closing. All covenants contained herein shall survive the Closing until fully performed.
Section 9.02. Costs. Each Party shall pay all costs and expenses incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions provided for herein.
Section 9.03. Headings. The subject headings of the paragraphs and subparagraphs of this Agreement are included for convenience only and shall not affect the construction or interpretation of any of its provisions.
Section 9.04. Amendment and Waiver.
(a) This Agreement may not be amended or waived except in a writing executed, in the case of an amendment, by each of the Parties, and in the case of a waiver, by the Party granting such waiver.
(b) No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.
(c) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
Section 9.05. Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties hereto and their respective successors. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, delegated or otherwise transferred by any Party hereto.

Section 9.06. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
Section 9.07. Complete Agreement. This Agreement constitutes the complete agreement between the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way. No other representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any Party hereto. Neither this Agreement nor any provision hereof confers upon any Person other than the Parties hereto any rights or remedies hereunder, including any third party beneficiary rights.
Section 9.08. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, and any one of which need not contain the signatures of more than one Party, but all such counterparts taken together will constitute one and the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto. Such counterparts may be delivered by facsimile transmission or electronic mail.
Section 9.09. Governing Law; Specific Performance. The substantive and procedural laws applicable to contracts made and to be performed in such state, without regard to conflicts of law principles, of the State of New York will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement. Any proceeding or action arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought in the United States federal courts sitting in New York (and, only if jurisdiction is not available in such federal courts, in the state courts of New York) and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the proceeding or action shall be heard and determined only in any such court, and agrees not to bring any proceeding or action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 9.09. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.
Section 9.10. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing signed by or on behalf of the Party making the same and shall be given by (i) hand delivery, (ii) commercial messenger service, (iii) overnight courier service,

(iv) certified mail, postage prepaid, return receipt requested or (v) facsimile machine, addressed to each respective party at the appropriate address set forth below, or at such other address as may be hereafter specified by written notice by any party, and such notices or other communications shall be deemed effective upon receipt thereof or upon refusal thereof or inability to deliver because of vacation, abandonment or change of address without first furnishing replacement address and notices, as follows:

To Seller:	Cascade Investment, L.L.C. 2365 Carillon Point Kirkland, WA 98033 Attention: General Counsel Fax: (425) 576-8078

with a copy to (which delivery shall not constitute delivery of notice to Seller):

Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza Attention: Raymond B. Check Fax: (212) 225-3999

To Buyer:
PNM Resources, Inc. Alvarado Square Albuquerque, NM 87158 Attention: Terry Horn Fax: (505) 241-4386

with a copy to (which delivery shall not constitute delivery of notice to Buyer):

Troutman Sanders LLP Troutman Sanders Building 1001 Haxall Point Richmond, VA 23219 Attention: R. Mason Bayler Jr. Fax: (804) 698-5169
Section 9.11. Public Announcements Each Party agrees that, except as otherwise required by law or governmental order, all press releases or other public announcements concerning the transactions contemplated by this Agreement shall require the prior written consent of the other Party.
Section 9.12. Waiver of Jury Trial. As a material term of this Agreement, the Parties, knowingly, willingly, irrevocably and voluntarily, and by their express desire and intent, do expressly hereby waive a trial by jury on all issues, claims, counterclaims and cross-claims of any kind or nature arising out of or in connection with this Agreement and the transactions. The Parties hereby represent and warrant that no representations of fact or opinion have been made by anyone to induce this waiver of jury trial or to in anyway modify or nullify its effect.
[Remainder of page intentionally blank; signatures follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

SELLER: CASCADE INVESTMENT, L.L.C.
/s/ Alan Heuberger
By:Alan Heuberger
Title:	Authorized Representative

BUYER: PNM RESOURCES, INC.
/s/ Patricia K. Collawn
By: P.K. Collawn
Title:	President and Chief Executive Officer